[Page 1]

Managing Director Contract

between

EDI exploration drilling International GmbH i.G.

represented by its shareholders

- in the following the “Company” –

and

Mr. Günther Thiemann, MBA

- in the following the “Managing director –

Paragraph 1
Responsibilities and Duties

1.

Mr. Günther Thiemann is managing director of the company. He represents the company pursuant to the provisions of the shareholders’ agreement of the company, as well as the stipulations of the shareholders.

2.	The company may appoint additional managing directors. The shareholders determine the distribution of responsibilities among the managing directors.

3.	The managing director conducts the business pursuant to the laws, the shareholders’ agreement, possible rules of procedure for the management, as well as the stipulations of the shareholders.

Paragraph 2
Duration of Contract

1.	This contract takes effect on January 01, 2005.

2.	This contract is entered for an indefinite period.

3.	This contract may be terminated by each party with six months notice to the end of a calendar quarter.

4.

The termination of this contract must be in writing. The termination on the side of the managing director has to be explained, if there is another managing director, to the company, otherwise to the shareholder with the largest equity interest in the company. The termination on the part of the company is executed by means of a written notification of a corresponding decision by the company.

[page 2]

5.	Upon a due or exceptional termination of this contract, regardless by which party, the company is entitled to release the managing director from his duty to perform his job effective immediately.

6.

This contract ends without notice at the end of the month, in which the managing director is entitled to receive a pension for the first time. If this point in time is before the completion of the age of 65, the contract ends at the end of the month, in which the managing director completes his 65th year.

7.

The appointment of the managing director to managing director may be revoked by the company at any time, notwithstanding his claim for compensation from this contract. The revocation constitutes the termination of this contract for the next possible point in time.

Paragraph 3
Compensation

The managing director will not receive any compensation for his services until March 31, 2005. Depending on the financial status of the company at the beginning of the second quarter of 2005, the shareholders will make a decision regarding the compensation.

Paragraph 4
Remunerations in Case of Sickness, Death, Accident

1.

In case of a temporary inability of the managing director to work, which occurs for reasons outside of the realm of responsibility of the managing director, the compensation will continued to be paid according to Paragraph 3 for this period until 31/12/2005 for three months, thereafter for six months, that is with a subtraction of an amount which corresponds to the sickness benefit paid by the health insurance. The continued

payment of the compensation, however, is made longest until the termination of this contract.

2.

In case of death of the managing director during the duration of this contract, his widow and his children, in as far as they have not completed the age of 25 and are still learning a profession, are entitled as group obligee to receive continued payment of the compensation according to Paragraph 3 for the month of death and the three subsequent months.

3.	The company will take out an accident insurance for the managing director to the extent customary for managing directors.

Paragraph 5
Vacations

The managing director is entitled to an annual vacation according to the German Federal Vacation with Pay Act [“Bundesurlaubsgesetz”]. The intended vacation time has to be coordinated with the senior managing director, if such a position exists, otherwise with the other managing directors, if no additional managing directors are appointed, with the shareholder with the highest equity interest in the company.

[page 3]

Paragraph 6
Provision for Old Age and Survivors

The provision for old age and survivors for the managing director is determined according to the provisions of the pension plan of the company, if applicable. Otherwise the legal regulations will apply.

Paragraph 7
Other Benefits

1.

In as far as the company provides a company car to the managing director for his job within the scope of this contract, which he may also utilize for private purposes, the managing director pays the income tax for the fiscal benefit of the private use. Paragraph 11 applies correspondingly.

2.

The reimbursement for expenses, which the managing director incurs in the course of exercising his responsibilities within the scope of this contract, including travel and entertainment expenses, is in each case determined by the applicable company guidelines. In as far as such guidelines don’t exist yet, such expenses have to be reimbursed by the company, in as far as the shareholders decide on this, or the expenses do not exceed the customary appropriate scope.

Paragraph 8
Prohibition of Competition

For the duration of this contract the managing director will not indirectly or directly participate in companies which are competitors of the company, or with which the company maintains a business relationship. An infringement of this prohibition of competition constitutes an important reason for termination of the contract without notice. In case of a termination without notice for this reason, any claims of the managing director against the company under this contract are null at the point in time of the termination notice.

Other provisions only apply in case the shareholders have released the managing director form the prohibition of competition.

Paragraph 9
Post-contractual Prohibition of Competition

For the duration of two years after termination of this contract, the managing director commits to not work for a company in any form or manner, which is active in the area of business of the company, as well as not to do any business in this area of business for himself, or on behalf of a third party, and not to purchase any indirect or direct participations in a company, which is active in the area of business of the company, without the permission of the shareholders.

[page 4]

Paragraph 10
Confidentiality

The managing director is bound to observe the strictest secrecy regarding all company matters towards third parties. This obligation also remains in force after leaving the company.

Paragraph 11
Records

When leaving the company, or when released from his duty to work pursuant to Paragraph 2, section 5 of this contract, the managing director is obliged to immediately return all documents, correspondence, records, drafts and the like, which concern the affairs of the company and which are still in his possession to the company.

The managing director is not entitled to claim a right to retain such documents, or to make transcriptions or copies thereof. In case he produced such transcriptions or copies, they do have to be returned to the company as well.

Paragraph 12
Final Clause

1.

If one of the provisions of this contract should be or should become ineffective, the effectiveness of the remaining provisions is not affected thereby. The parties are obliged to replace the ineffective provision with an effective provision, which achieves the economic results of the ineffective provision to the utmost degree.

The same applies if a gap in a contract should become evident. In this event, such a gap has to be closed by such a provision, which the parties would have selected, if they had taken this into consideration right from the start.

2.

In order to become effective, modifications or amendments to this contract must be made in writing. This also applies to the amendment or the waiver of the written form requirement. In so far binding acknowledgements will also only become effective, if they have been confirmed by the company at least in writing.

[Signature]
[Signature]	[Signature]
Company	Managing Director